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SUPERIOR COURT OF WASHINGTON
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KING COUNTY
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10	DAVID POLONITZA, derivatively on behalf	Case No.
11	of Nominal Defendant Itex Corporation,
VERIFIED SHAREHOLDER
12	Plaintiff,	DERIVATIVE COMPLAINT

13	v.
14
STEVEN WHITE, ERIC BEST, and JOHN
15	WADE,

16	Defendants,
17	—and—
18
ITEX CORPORATION,

19

Nominal Defendant.

20

21

22	Plaintiff David Polonitza, derivatively on behalf of Nominal Defendant Itex Corporation
23	(“ITEX” or the “Company”), by his attorneys, alleges as follows:

24 SUMMARY AND NATURE OF THE ACTION

25	1. This is a shareholder derivative action seeking redress for Defendants’
26	suppression of the rights of ITEX’s shareholders in favor of their own self-interest. Defendant
27	White, ITEX’s Chairman, CEO and permanent “interim” CFO (having occupied the position for

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1	nearly eight years) and Chief Accounting Officer, and his close associates, Defendants Best and
2	Wade, recently caused ITEX to engage in a series of corporate transactions—all within a twelve-
3	day period—that eschew shareholder interests in favor of Defendants’ entrenchment in their
4	positions.
5	2. Between March 25, 2011 and April 5, 2011, Defendants reshaped control over the
6	Company to improperly assure they retain a majority of shareholder votes. A poison pill that
7	Defendants enacted, which restricts shareholder groups from accumulating more than 15% of the
8	Company’s common stock, became effective March 25, 2011. In the twelve days that followed,
9	Defendants improperly assured that nearly 440,000 new shares, more than 16% of the
10	approximately 2.72 million shares voted at ITEX’s 2010 Annual Shareholders Meeting, would
11	vote in their favor at coming shareholders meetings, through a series of three transactions. As
12	detailed in paragraphs 8 and 53-80, infra, (1) on March 30, 2011, Defendants caused ITEX to
13	sell 151,000 shares to an affiliated Broker Network for the discounted price of $4 per share and,
14	as a material term of the transaction, Defendants guaranteed themselves right to vote the 151,000
15	shares; (2) also on March 30, 2011, Defendants White and Wade granted themselves 195,000
16	restricted shares (over and above generous compensation they receive from the Company and
17	unvested shares they already own); and, (3) on April 5, 2011, Defendants caused ITEX to
18	repurchase 92,000 share at the premium price of $4.50 share (despite having sold shares at a
19	discount days earlier) in an effort to limit shares actually voted.
20	3. Thus, Defendants suppressed shareholder democracy by improperly assuring
21	themselves an additional 16% block of voted shares—for no consideration that they paid—while
22	simultaneously restricting other shareholders from acquiring substantial additional votes.
23	Further, by the transactions at issue, Defendants rewarded themselves with substantial stock
24	grants and rewarded affiliated brokers with tens of thousands of ITEX shares sold on the cheap
25	in exchange for the brokers’ pledge of their voting rights to Defendants. At the same time they
26	sold shares to brokers on the cheap, Defendants used a corporate repurchase program to buy off
27	certain shareholders at a premium. While it is good business to buy low and later sell high and

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1	bad business to do the opposite, Defendants caused ITEX to sell low and buy high at the same
2	time!
3	4. As market analyst Seeking Alpha observed in June 2011, following the
4	Company’s release of its most recent quarterly results: “Presently, there is an unnecessary
5	amount of cash on the balance sheet and a CEO who seems intent on staying there forever, while

6	diluting out other shareholders	[A] lot of shares repurchased []may well have been done to

7	further solidify management’s control of the company	[E]mployees of the company have

8	been granted shares of stock, which, by a dollar amount, more than offset the whole of the
9	repurchase program.”
10	5. Defendants’ entrenching actions must not be viewed in a vacuum. In the past
11	year, Defendants have faced biting criticism—including criticism levied by Institutional
12	Shareholder Services Proxy Advisory (“ISS”), the recognized national leading proxy advisory
13	service—regarding Defendants’ corporate governance practices, including Defendant White’s
14	unfair compensation agreement; a lack of independence by Defendants White and Wade; and
15	Defendants’ adoption of stock-based incentive plans without shareholder approval.
16	6. As a result of a 2010 proxy contest initiated by Plaintiff and other shareholders,
17	more than 35% of shares voted withheld support from or affirmatively voted against Defendants.
18	Defendants acknowledge such in the very same SEC 10-Q filed June 7, 2011 in which they
19	described the transactions at issue.
20	7. In the wake of ISS’s criticism and the proxy contest, Defendants apparently felt
21	that ITEX could slip from their grip. To suppress the ability of these critics to meaningfully
22	exercise shareholder democracy, beginning in February 2011 to the present (the “Relevant
23	Period”), Defendants, through a series of self-dealing corporate actions, have consolidated their
24	control over the Company and simultaneously restricted the ability of other shareholders to
25	amass shares.
26	8. As referenced in paragraph 2 and as detailed below, Defendants engaged in the
27	following actions to dilute existing shareholders and coerce shareholder votes in their favor:

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1 (a)

On February 14, 2011, Defendants issued an amendment to the

2	Company’s 2004 Equity Incentive Plan (the “Amended Compensation Plan”), an existing
3	executive compensation plan, whereby an additional 400,000 shares, or an additional
4	11% of the Company’s then outstanding shares, could be granted to ITEX employees,
5	including directors and officers.1 Immediately thereafter, in March 2011, Defendants
6	issued themselves 195,000 restricted shares, with 190,000 such shares going to Defendant
7	White, and 5,000 going to Defendant Wade. In effect, Defendants both lined their
8	pockets with hundreds of thousands of dollars and allowed for the dilution of independent
9	shareholders, to reward themselves and brokers and officers under their control.

10 (b)

Simultaneously, Defendants afforded themselves discretion to buy off

11	shareholders. On March 9, 2010, Defendants authorized ITEX to engage in a $2 million
12	stock repurchase program (the “Repurchase Program”), enabling the Company to
13	repurchase ITEX shares from shareholders. Significantly, the Repurchase Program has
14	no expiration date and may be modified or discontinued by Defendants at any time. In
15	the weeks that followed, Defendants immediately caused ITEX to repurchase 92,000
16	shares at a cost of $4.50 per share on or about April 5, 2011 (based on reported share
17	volumes and prices). For large portions of this same time period ITEX stock traded as
18	much as 5% below this price and presently trades more than 10% below this price. In
19	enacting the Repurchase Program, Defendants gave themselves carte blanche in the
20	manner of share repurchases, for shares representing up to 14% of shares outstanding as
21	of January 31, 2011 (assuming a $4 per share price). By repurchasing 92,000 shares in
22	one short quarter, Defendants already eliminated shareholders representing 2.5% of the
23	shares outstanding.
24
25
	1	When Defendants caused ITEX to grant shares to Defendant White in 2009, they
26	exhausted all shares previously available to be granted under the un-amended 2004 Equity
	Incentive	Plan.
27

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1 (c)

At the same time that Defendants were currying favor with select former

2	shareholders by causing ITEX to repurchase their shares at $4.50 per share, Defendants
3	were selling shares to select affiliates at the lower price of $4.00 per share. Thus,
4	Defendants were irrationally selling low and buying high at the same time. On March 30,
5	2011, Defendants sold 151,000 shares of ITEX common stock for $4.00 per share to
6	nineteen members of the ITEX Broker Network (the “Broker Private Placement”). The
7	Broker Private Placement lacks a substantive economic purpose; the need for the
8	Company to sell a block of ITEX stock at any price less than a significant premium is
9	hard to understand considering ITEX held over $5 million in cash at the time of these
10	transactions and had no rational need for further liquidity. By the Broker Private
11	Placement, Defendants did not even require that their affiliates who paid shares pay all
12	cash. Rather, the purchase price is payable by six-year promissory notes with interest
13	accruing at 2.44% per annum, the applicable federal rate in effect as of the closing.
14	However, the reasons Defendants engaged in a transaction so bereft of economic benefit
15	to the Company is apparent when one considers the voting agreement attendant to this
16	purchase, which provided that Defendants will personally retain voting rights over the
17	shares sold in the Broker Private Placement. Thus, by this transaction, Defendants have
18	assured that more than 4% of shares outstanding will be voted in accordance with their
19	wishes.
20	9. At the same that Defendants entrenched themselves by improperly increasing
21	their share ownership and voting control, Defendants placed restrictions on the ability of other
22	shareholders to amass a similar substantial interest in the Company. On March 11, 2011,
23	Defendants caused ITEX to adopt a so-called Shareholder Rights Agreement, generally known
24	as a “poison pill,” allowing the Company to take restrictive action by authorizing the right of
25	shareholders to purchase substantial shares of ITEX preferred stock in the event a shareholder or
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1	single group of shareholders have beneficial ownership of more than 15% of the ITEX’s
2	outstanding common stock.2 Not surprisingly, Defendants excluded those shares which they
3	own pursuant to the Amended Plan or vote on pursuant to the Broker Private Placement from the
4	terms of this agreement.
5	10. Instead of promoting shareholder democracy, Defendants, who have a long
6	history of shared business dealings with each other outside of ITEX, chose to entrench their
7	position within ITEX and ensure that it is unreasonably difficult for any shareholder who
8	disagrees with their policies to wrest such control. Defendants have taken every opportunity to
9	enrich themselves at the Company’s expense, consistently rewarding and entrenching
10	themselves. Instead of seeking out qualified independent candidates for Board and officer
11	positions, Defendant White has ensured that the only other ITEX board members are his long-
12	time associates. And rather than pursue the interests of shareholders, White has instead chosen
13	to reward those close to him with ITEX funds, including appointing his son to a position working
14	for one of the Company’s brokers.3
15	11. By this complaint, Plaintiff seeks to hold Defendants liable for the deprivation of
16	shareholder democracy they have caused ITEX to suffer and to enjoin further such conduct.
17	Because Defendants committed the wrongdoing alleged herein, they cannot reasonably be
18	expected to initiate litigation on the Company’s fact. In fact, this would require them to pursue
19	litigation against themselves. Accordingly, Plaintiff Polonitza, as a significant non-controlling
20	shareholder of ITEX proceeding derivatively on behalf of the Company, is the proper party to
21	prosecute this lawsuit.
22
23	2 The effect of such a rights agreement is to dilute the equity interest of any potential
24	takeover bidder, and thereby make the cost of any takeover bid rise substantially. Such dilution prevents any takeover bid without prior approval by Defendants, as Defendants have the sole
25	power to revoke the “poison pill” plan.
26	3 Because this appointment was not disclosed in ITEX’s public filings, the nature, scope

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1 JURISDICTION AND VENUE

2	12. This Court has jurisdiction in this matter under RCW § 2.08.010.
3	13. This Court has personal jurisdiction over each of the Defendants under RCW
4	§ 4.28.185 because all or part of the alleged wrongful conduct took place in Washington; and
5	Defendants have transacted and continue to transact substantial business in Washington.
6	14. Venue is proper under RCW §§ 4.12.020(3) and 4.12.025(3)(a) because ITEX has
7	its principal executive office in Bellevue, Washington; at least some Defendants reside in King
8	County, and substantial portions of the events in question occurred in King County. Likewise,
9	due to the presence of substantial witnesses and relevant documentary evidence related to the
10	claims asserted herein, this venue is the most convenient forum for the claims at issue to be
11	heard.

12 THE PARTIES

13	15. Plaintiff Polonitza is a current shareholder of ITEX common stock and has been
14	since prior to the Relevant Period. At present, Mr. Polonitza owns approximately 128,000 shares
15	of ITEX common stock, comprising approximately 3.5% of ITEX’s outstanding common stock
16	as of April 27, 2011.
17	16. Nominal Defendant ITEX is, and at all relevant times was, a corporation
18	organized under the laws of the State of Nevada. Its principal executive offices are located in
19	Bellevue, Washington. ITEX identifies itself as a leading marketplace for cashless business
20	transactions (i.e. barter) across North America. Through the ITEX marketplace, member
21	businesses can trade goods and services without exchanging cash – products and services are
22	exchanged for ITEX dollars which can only be redeemed in the marketplace. The Company
23	generates revenues from fees on cashless exchange transactions as well as membership fees
24	charged to network participants. Its revenues for the past five years have been approximately
25	$15 million per year and its market capitalization has also been approximately $15 million.
26	17. ITEX is named in this Complaint as a nominal defendant solely pursuant to
27	principles regarding the joinder of indispensable parties, which provide for ITEX’s joinder as a

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1	nominal defendant in whose name the suit is brought derivatively. While ITEX is incorporated
2	in Nevada, during the Relevant Period its operations have emanated from the State of
3	Washington: its corporate headquarters and primary corporate offices have been located in
4	Washington; and a number of its shareholders reside here. ITEX has more than 3.6 million
5	shares outstanding. While ITEX previously had a much larger number of shares outstanding, on
6	May 3, 2010, it completed a 1-5 reverse stock split, such that 5 shares were swapped for one.
7	18. Defendant White is, and at all relevant times has been, the Chairman, CEO, and
8	long term “interim” CFO of ITEX, and is a resident of the State of Washington. As an officer
9	and director of ITEX, White owed a duty to the Company to take actions that were compliant
10	with applicable legal standards and calculated to maximize the Company’s value and that of its
11	shareholders. Rather than fulfill the fiduciary duties owed to ITEX, White actively participated
12	in and caused or permitted the wrongful acts complained of herein and breached at least his
13	fiduciary duties of candor, good faith, care, and loyalty to ITEX, as set forth in greater detail
14	below.
15	19. Defendant Best is and has served as director of ITEX since well before the
16	Relevant Period and is a resident of the State of California. As a director, Best owed a duty to
17	the Company to take actions that were compliant with applicable legal standards and calculated
18	to maximize the Company’s value and that of its shareholders. Rather than fulfill the fiduciary
19	duties owed to ITEX, Best actively participated in and caused or permitted the wrongful acts
20	complained of herein and breached at least his fiduciary duties of candor, good faith, care, and
21	loyalty to ITEX, as set forth in greater detail below.
22	20. Defendant Wade is and has served as a director on the Board since well before the
23	Relevant Period and is a resident of the State of Washington. As a director of ITEX, Wade owed
24	a duty to the Company to take actions that were compliant with applicable legal standards and
25	calculated to maximize the Company’s value and that of its shareholders. Rather than fulfill the
26	fiduciary duties owed to ITEX, Wade actively participated in and caused or permitted the
27

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1	wrongful acts complained of herein and breached at least his fiduciary duties of candor, good
2	faith, care, and loyalty to ITEX, as set forth in greater detail below.
3	21. The Defendants named in the three immediately preceding paragraphs are liable
4	as direct participants in and/or aiders and abettors of the wrongdoing complained of herein, have
5	ratified all the intentional, reckless and grossly negligent misconduct complained of herein, and
6	thus have knowingly participated in each breach of the fiduciary duties of candor, good faith and
7	loyalty. Defendants, because of their positions of control and authority as directors, executive
8	and/or operating officers of the Company, were able to and did, directly or indirectly, control the
9	action or inaction of the Board, the conduct of the Company’s business and the activities of its
10	employees and consultants.
11	22. Each of Defendants met on a regular basis in order to report on their progress and
12	activities. Defendants, who comprise ITEX’s entire Board and Board committees, also held
13	regular meetings to discuss the progress and activities of the Company and to approve future
14	actions and courses of conduct, including each of the harmful actions to ITEX pleaded herein.
15	Thus, the Defendants necessarily informed themselves on a continuous basis about ITEX’s
16	affairs, including the unlawful, intentional, reckless, and grossly negligent acts and omissions,
17	which each Defendant on the Board at the time of the wrongdoing, or immediately upon joining
18	the Board as a prerequisite to his nomination and election, personally caused and directed.
19	DEFENDANTS’ DUTIES AS ITEX’S DIRECTORS AND OFFICERS
20	23. By reason of their positions as officers, directors, and/or fiduciaries of ITEX, and
21	because of their ability to control its business and corporate affairs, Defendants owed ITEX and
22	its shareholders fiduciary obligations that included candor, good faith, care, and loyalty, and
23	were and are required to use their utmost ability to control and manage ITEX in a fair, just,
24	honest, and equitable manner. Defendants were and are required to act in furtherance of the best
25	interests of ITEX and its shareholders so as to benefit all shareholders equally and not in
26	furtherance of their personal interest or benefit.
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1	24. Each director and officer of the Company owes to ITEX and its shareholders the
2	fiduciary duty to exercise at least candor, good faith, care, and loyalty in the administration of
3	the affairs of the Company and in the use and preservation of its property and assets, and the
4	highest obligations of fair dealing. Defendants, because of their positions of control and
5	authority as directors and/or officers of ITEX, were able to and did, directly and/or indirectly,
6	exercise control over the wrongful acts complained of herein, as well as the contents of the
7	various public statements issued by the Company.
8	25. At all times relevant hereto, each of the Defendants was the agent of each of the
9	other Defendants and was at all times acting within the course and scope of such agency.
10	26. To discharge their duties, the officers and directors of ITEX were required to
11	exercise reasonable and prudent supervision over the management, policies, practices, and
12	controls of the affairs of the Company. By virtue of such duties, the officers and directors of
13	ITEX were required to, among other things:

14 (a)

ensure that the Company complied with its legal obligations and

15	requirements, including acting only within the scope of its legal authority;

16 (b)

conduct the affairs of the Company in an efficient, business-like manner

17	so as to make it possible to provide high-quality performance of its business;

18	(c)	avoid wasting the Company’s assets;
19	(d)	ensure that the Company was operated in a good faith and honest manner

20	in compliance with all applicable laws; and

21	(e)	appropriately discharge their fiduciary duties.
22		SUBSTANTIVE ALLEGATIONS

23	Defendants’ history of dealings at Ubarter and takeover of ITEX’s Board of Directors
24	27. Defendants’ business relationships with one another date back well over a decade.
25	Beginning in September 1999, each of the Defendants served together as the directors of a
26	company named Ubarter.com, Inc. (“Ubarter”). Defendants were Ubarter’s only directors during
27

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1	this time period. Defendant White also served as Ubarter’s CEO and was a large shareholder,
2	and Defendant Best is credited with developing Ubarter’s technologies.
3	28. In August 2000, Defendants caused Ubarter to be sold to Network Commerce,
4	Inc. (“Network Commerce”) for approximately $61.7 million.
5	29. Less than one year later, Network Commerce retained Defendant White’s
6	consulting services to assist in selling the assets it had acquired from Ubarter. Ultimately, in
7	March and June 2001, ITEX (with whom Defendants were not yet affiliated) announced the
8	purchase of Ubarter’s U.S. and Canadian operations for the total sum of $1.05 million.
9	30. Shortly after ITEX acquired Ubarter’s assets, on August 1, 2001, Defendant
10	White was again retained as a consultant, this time by ITEX, for a one-year period in exchange
11	for cash and a grant of 250,000 ITEX shares. Defendant White was brought in at the request of
12	convicted white-collar felon and then ITEX CEO and large shareholder Collins “Collie” Max
13	Christensen. ITEX’s board ultimately found that Mr. Christensen had authorized Defendant
14	White’s 250,000 share grant without prior authorization and terminated him as CEO.
15	Christensen was later forced to resign as an ITEX board member as well.
16	31. During his consultancy period for ITEX, Defendant White, who was not at the
17	time an officer or director of ITEX, proposed extending ITEX a credit facility from his
18	Lakemont Capital, Ltd. (“Lakemont”) entity to ITEX in exchange for 1 million ITEX shares.
19	The proposal was rejected.
20	32. In January 2003, Lakemont, through Defendants White, Best and Wade, initiated
21	a proxy contest. By the proxy contest, Defendants proposed replacing ITEX’s incumbent
22	directors with their own new slate of directors, comprised of Defendants, along with former
23	Ubarter associate and current ITEX employee Alan Zimmelman and then ITEX CEO Lewis
24	Humer.
25	33. Describing this contest, Defendant White denied that he was making a power play
26	to consolidate control over ITEX, stating: “I’m more concerned here with the governance of Itex
27	… I feel shareholders are in the back of the bus, so to speak.” Thus, White expressly

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1	acknowledged the importance of proper corporate governance and its value to shareholders.
2	Source: “Proxy Contest: Dot-com Exec Foments a Rebellion,” Puget Sound Business Journal,
3	December 22, 2002.
4	34. White also criticized the then current ITEX board for granting itself excessive
5	compensation, including granting itself nearly 15% of the Company’s outstanding shares as
6	stock options. Describing his frustration with these practices, Defendant White stated: “I’ve
7	learned how difficult it is to create changes in public companies.” Source: “Proxy Contest: Dot-
8	com Exec Foments a Rebellion,” Puget Sound Business Journal, December 22, 2002.
9	35. White’s e-mail contact is listed in the proxy materials as
10	“steven@morsebest.com.” Morsebest.com is the website for Morse Best Innovation (“Morse
11	Best”), a custom software consulting, developer, and systems integration practice which
12	Defendant Best founded, and for which Defendant Best served as CEO and currently serves as
13	Chairman. Significantly, there is no mention of White as an officer or director of Morse Best
14	within the proxy materials filed by Lakemont. In fact, Defendant White joined Defendant Best
15	on Morse Best’s board of directors in 2003 and continues to serve as a Morse Best director.4
16	36. Defendants succeeded in their proxy fight and, on February 5, 2003, ITEX
17	announced that each of Defendants, along with Messrs. Zimmelman and Humer, would join
18	ITEX’s board of directors in place of the incumbent directors.
19	37. As noted, Defendants focused their proxy campaign on poor governance and self-
20	dealing by ITEX’s then-directors (rather than its officers). Defendants’ proxy materials went so
21	far as to assure that CEO Humer would remain as CEO to bring “management stability.”
22	38. But within months of becoming ITEX directors, Defendants terminated all of
23	ITEX’s senior officers, with resultant legal fees and costs well into the hundreds of thousands of
24
25	4 While Defendants at times have stated that White’s service on Morse Best is uncompensated, it is unclear whether Defendant White has an equity interest in that company. In

26	any event, Defendant White’s provision to Defendant Best of eight years of gratuitous directorial services would clearly render Defendant Best beholden to Defendant White.
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1	dollars. On March 24, 2003, ITEX announced that it had fired then CFO Daniella Calvitti.
2	Then, on June 15, 2003, ITEX announced that it had fired CEO Humer and COO Melvin Kerr
3	“for cause.” Thus, within five months Defendants had not only taken over ITEX’s board of
4	directors but also reshaped its executive suite. Following the removal of ITEX’s former officers,
5	Defendant White and Mr. Zimmelman assumed a significant role in the daily management of
6	ITEX.
7	39. In February 2004, Defendants caused ITEX to be relocated from Sacramento,
8	California to Bellevue, Washington, to within miles of where Defendants reside. In January
9	2005, less than one year after the move, Mr. Zimmelman, who served on ITEX’s board at the
10	time of the move and resides in Southern California, opted not to stand for re-election as an
11	ITEX director.
12	40. In, addition to having sold Ubarter and taken over ITEX together, Defendants
13	have not hesitated to deploy personal and corporate resources to assist one another.
14	41. Defendant Wade joined Mercent Corp. in 2008 as a Director of Finance. Though
15	Defendant Best is Mercent Corp.’s founder and serves as its Chairman and CEO, Defendants did
16	not disclose Wade’s employment with Mercent Corp. until their definitive proxy statement filed
17	with the SEC on October 29, 2010, omitting this information from 2008, 2009, and preliminary
18	2010 proxy statements, the last of which was filed October 22, 2010. In addition to serving on
19	ITEX’s Board of Directors, Defendant Wade also received compensation for serving as a
20	consultant to ITEX during fiscal 2009 and 2010. On information and belief, substantially all of
21	Defendant Wade’s income comes from Mercent Corp. and ITEX.
22	42. Likewise, after Defendant Best’s Morse Best was struggling in 2004, shortly after
23	Defendant White had joined Morse Best as a director in 2003, Morse Best engaged in a round of
24	employee layoffs. Immediately thereafter, Defendants caused ITEX to pay Morse Best
25	approximately $100,000 for consulting services between 2005 and 2007.
26
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1 Plaintiff, ISS, and other shareholders voice concerns about

2 Defendants’ governance practices and independence

3	43. Cognizant of the lack of independence and nepotism by Defendants, Plaintiff and
4	other shareholders have sought to improve ITEX’s governance practices. Plaintiff initially
5	reached out to Defendant White informally to discuss improving ITEX’s governance practices,
6	but such efforts proved fruitless. Thereafter, Plaintiff and others gradually increased the
7	formality of their efforts to improve the Company’s governance and the independence of its
8	directors.
9	44. On December 11, 2009, Sanjeev Parsad, then a member of Plaintiff’s shareholder
10	group (which has since been dissolved), attended ITEX’s annual shareholders meeting and raised
11	concerns regarding the Company’s governance.
12	45. On March 23, 2010, Plaintiff sent a letter to Defendants which, among other
13	things, raised issues related to ITEX’s corporate governance. The letter stated in pertinent part:
14	Improve ITEX Corporation’s corporate governance: ITEX must improve its governance and internal controls. Independent board members need to be added 15 to the audit and compensation committee. At present there exists an incestuous relationship between the three directors and their various companies. Unlike 16 existing board members who have not personally purchased a share of ITEX stock 17 since 2006, these new board members should have purchased a meaningful amount of ITEX shares to ensure that they “eat their own cooking” and their 18 interests are aligned with the future of ITEX.

19

20

****

21	Splitting the CEO and CFO positions: Chief Executive Officers should devote their time focusing on the management of the business, providing leadership,
22	planning, organizing, and maximizing the corporation’s resources. ITEX’s CEO has served as both the firm’s CEO and interim-CFO since 2003. To eliminate
23	both potential conflicts of interest, while providing the CEO with the sole job of focusing on his responsibilities, we believe that ITEX should hire a separate CFO
24	in either a full-time or part-time capacity. ITEX has a number of attractive opportunities that it can capitalize on currently, and the CEO should be 100%
25	focused on this task. It is also essential for a public corporation to have separation in these duties to provide adequate accounting controls.
26
27

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1	(Emphasis in the original).
2	46. In the months that followed the March 23, 2010 letter, Plaintiff and other
3	shareholders representing more than 13% of ITEX stock continued in their efforts to have
4	discussions with Defendants regarding improving ITEX’s corporate governance, including
5	adding independent directors and separating the CEO and CFO roles by removing Defendant
6	White as “interim” CFO.
7	47. On April 1, 2010, Defendant White sent a letter to Plaintiff and others regarding
8	Plaintiff’s March 23, 2010 letter. Defendant White stated he did not desire to speak directly with
9	any members of Plaintiff’s former shareholder group and that they should direct all future
10	correspondence to Alan Zimmelman.
11	48. Thereafter, in November 2010, Plaintiff filed proxy materials stressing the need
12	for improved corporate governance for ITEX and nominating a slate of independent directors.

13	49 .	On November 24, 2010, ISS, the nation’s preeminent proxy advisory firm, issued
14	its report to shareholders in advance of ITEX’s December 10, 2010 annual meeting. ISS
15	observed that ITEX’s board is not majority independent. ISS considered Defendant Best an
16	“affiliated outsider,” due to his ties with Defendants and the Company. Moreover, ISS disputed
17	Defendants’ position that Defendant Wade was independent. In recommending that shareholders
18	vote for one of Plaintiff’s nominees, the report noted in pertinent part the following observations
19	regarding the independence of Defendants Best and White:
20	Affiliation Notes
21
Eric Best
22

Steven White, chairman, CEO, and interim CFO of the company, formerly served
23	as an uncompensated board member of Morse Best, a company controlled by Eric Best, a director of the company. Mr. White did not serve on that firm’s
24	compensation committee. In addition, John A. Wade, treasurer and secretary of the company, serves as part-time director of finance of Mercent Corporation, in
25	which Mr. Best is the founder, chairman, and CEO. Mr. Best’s current board
26	interlocking relationship with Mr. Wade and his previous board interlocking
27

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     relationship with Mr. White do not qualify as material under ISS’[s] definition of 1 independence. The board attested to the independence of this director under NASDAQ rules. Source: ITEX Corporation, most recent Proxy Statement, pp. 11 2 and 13.

3

4 John A. Wade

5 During fiscal 2010, the company retained John A. Wade, treasurer and secretary of the company, as a consultant to assist with internal audit matters. Mr. Wade 6 also serves as part-time director of finance of Mercent Corporation, in which Eric Best, a director of the company, is the founder, chairman, and CEO. Source: 7 ITEX Corporation, most recent Proxy Statement, pp. 11, 12, and 13.

8

9

     50. The ISS report also made the following observations regarding ITEX’s corporate 10 governance:
11

     Our research indicates the company contains many governance policies that ISS 12 generally does not consider “Best Practices”. These include: 13

The audit committee includes affiliated outsiders

14

     The board is controlled by a majority of insiders and affiliated outsiders (insiders 15 and affiliated outsiders greater than or equal to 50%) 16

Shareholders may not act by written consent

17

     Shareholders may not call special meetings 18

19 The positions of chairman and CEO are combined

20 The board may amend the bylaws without shareholder approval 21

     There is no disclosure of stock ownership guidelines for outside directors 22

There is no disclosure of stock ownership guidelines for executives

23

24	Stock-based incentive plans have been adopted without shareholder approval

25	Our findings further indicate that dating back to 2003 when the current board was established and the board size was reduced from six to three directors, ISS has
26	recommended shareholders WITHHOLD for one or all of the current nominees for problematic governance practices. For example:
27

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In February 2008, the company entered into a single-trigger “change of control
1	agreement” with Steven White, Chairman and CEO of the company. Change-in-
2	control payments without termination arrangements are known as single-trigger agreements. Such agreements only require a change-in-control and no subsequent
3	termination of employment for the executive to receive the severance package.
Most companies have moved away from such a feature, adopting the more
4	standard double-trigger which requires an actual termination of employment by the company or by the executive for good reason in all instances. The purpose of
5	“golden parachutes” is to provide a cushion to an executive who could lose employment due to a change-in-control, not to provide a windfall to executives
6	who do not	ISS notes the compensation committee that approved this
agreement at that time consisted of Mr. Wade and Mr. Best.
7

8

9

****

10

     In fiscal year 2009, John Wade, who serves as secretary and treasurer of the 11 company, was retained by the company as a consultant to assist with internal audit matters. Consulting services are considered professional transactions under ISS’s 12 policy and are subject to the de-minimus test which has a $10,000 threshold. The amount of consulting fees received by Mr. Wade was not disclosed. As such, at 13 that time ISS could not determine that Mr. Wade is independent per ISS’s standard. However, in 2006, Mr. Wade who was an executive officer in the 14 company and served on the Compensation and Nominating Committee and Chaired of the Audit Committee, was classified as an insider. Additionally, Eric 15 Best as the principal shareholder of Morse Best, Inc., a company that provided 16 $38,275 in consulting service fees to ITEX in FY2006 and who served on ITEX’s Audit Committee and Chaired the Compensation and Nominating Committee was 17 classified as an Affiliated Outsider. Furthermore, during fiscal 2010 the company retained Mr. Wade as a consultant to assist with internal audit matters. As a 18 result, Mr. Wade currently neither meets ISS nor NASDAQ Marketplace independence standards for audit committee members.

19 20 21

22 We note, absent this proxy contest, for 2010 annual meeting, ISS would issue withhold vote recommendations from nonindependent CEO/CFO/Chair Steven 23 White for failure to establish a board on which a majority of the directors are independent and John A. Wade for standing as an affiliated outsider on the key 24 board committees and for failure to establish a board on which a majority of the directors are independent.

25 26 27

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According to ITEX’s proxy for 2009 and 2010, the company retained John Wade
1	(Chair of the Audit Committee and a member of the board since February 2003)
2	as a consultant to assist with internal audit matters. ITEX has disclosed material weaknesses in its internal controls in 2006 and 2010.
3
4	Each of ITEX’s directors has maintained outside business relationships with one another that include: Mr. White serving as a past director of Morse Best Inc., a
5	company founded and chaired by Eric Best; Mr. Best is the CEO/Chair of
Mercent Corp., a company that employs Mr. Wade serves [sic] as its Finance
6	Director.
7
8	In sum, our findings support the dissident allegations on this subject and lead us to conclude greater board oversight may be warranted and that the board may
9	benefit from improved governance practices.
10
11	51 .	On December 10, 2010, following the Annual Shareholders Meeting, ITEX issued
12	a press release announcing that “[b]ased on preliminary results, it appears that each of its current
13	members of the Board of Directors, Steven White, Eric Best, and John Wade, were re-elected to
14	serve for an additional one-year term.” On December 15, 2010, ITEX announced that its
15	inspector of elections had certified this result. The certified results revealed significant blocks of
16	votes withholding from voting for Defendants or voting against them. Specifically, while
17	approximately 1.72 million shares voted for Defendants, nearly 968,000 shares voted for one of
18	Plaintiff’s nominees and nearly 6,000 shares withheld their votes from Defendants.
19	52 .	Thus, while Defendants prevailed in the proxy contest, the unmistakable upshot of
20	that contest was that votes representing more than 35% of the Company’s voting shares were
21	dissatisfied.
22	Defendants cause ITEX to take the actions at issue to entrench themselves
23	53 .	Cognizant of the message of a lack of approval sent by significant portions of
24	their shareholders, in late December 2010, Defendants began to plot the transactions at issue
25	herein in order to assure that no existing shareholders would be able to raise legitimate
26	challenges to their governance of ITEX. Thus, Defendants’ actions have been taken for the sole
27

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1	purpose of enriching themselves and entrenching Defendant White’s own personal power and
2	authority, to the detriment of the Company and its stockholders.
3	54. Plaintiff is not alone in making this observation. As the prominent stock analysis
4	website Seeking Alpha has observed:
5	While I once owned shares of ITEX, I don’t as of right now. To be honest, a lot of the reason why is that I really hate what management does in regards to dealing 6 with people who want to improve the company. Presently, there is an unnecessary amount of cash on the balance sheet and a CEO who seems intent on 7 staying there forever, while diluting out other shareholders.

8

9 While there have been a lot of shares repurchased, it may well have been done to further solidify management’s control of the company. In fact, according the 10 most recent 10Q, employees of the company have been granted shares of stock, which, by a dollar amount, more than offset the whole of the repurchase program. 11

12

     Source: “Determing Itex Corp.’s Intrinsic Value” Seeking Alpha (June 13, 2011), at 13 http://seekingalpha.com/article/274588-determining-itex-corp-s-intrinsic-value.

14

55. Defendants’ own disclosures tacitly acknowledge that the actions in question here

15 were done to suppress Plaintiff’s rights and those of other shareholders concerned about ITEX’s 16 corporate governance. In ITEX’s most recent Form 10-Q filed with the SEC on June 7, 2011, 17 Defendants disclose that: 18 Although unsuccessful in 2010, the dissident group continues to state its 19 dissatisfaction with management policy, threaten litigation and demand information from management.

20

21

56. Likewise, in a letter to shareholders accompanying their enactment of the

22

Shareholder Rights Plan (i.e. poison pill), Defendants go out of their way to state that the plan is

23

“not intended to derail a proxy contest” because of the obvious implication that the plan,

24 particularly when coupled with the transactions at issue herein, appears to be calculated to do just

25
that.
26

27

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1	Defendants enact the amended compensation plan without shareholder approval
2	57. In late December 2010, ITEX’s corporate counsel asked Plaintiff if he would
3	agree to the Amended Compensation Plan, whereby substantial additional shares would be
4	issued to allow for additional stock grants to ITEX’s directors and officers.
5	58. Plaintiff indicated that he would not consent to the Amended Compensation Plan,
6	as Defendants had made clear they had no intent to improve ITEX’s deficient corporate
7	governance.
8	59. On February 14, 2011, Defendants approved the Amended Compensation Plan,
9	increasing by 400,000 the number of shares available under the original 2004 Equity Incentive
10	Plan.
11	60. While the Amended Compensation Plan was enacted solely by Defendants,
12	without shareholder approval, the initial 2004 Equity Incentive Plan which Defendants amended
13	had been brought for submission to shareholders at ITEX’s March 15, 2004 Annual Meeting.
14	Given the very recent shareholder discontent with Defendants, as exemplified by the voting
15	results from the 2010 Annual Shareholders Meeting, it is hardly surprising that Defendants failed
16	to present the Amended Compensation Plan to shareholders for approval.
17	61. In fact, Defendants only first disclosed the Amended Compensation Plan in an
18	SEC Form 8-K filed February 18, 2011, four days after the Amended Compensation Plan was
19	adopted.
20	62. In March 2011, Defendants issued themselves 195,000 restricted shares, with
21	190,000 such shares going to Defendant White and 5,000 shares to Defendant Wade. Though
22	the general purpose of such share grants is to ensure that executives are incentivized to remain
23	with their employers, as of March 2001, Defendant White already had shares that had been
24	granted to him that were not scheduled to fully vest for another 19 months. Accordingly, the
25	timing of the share issuance, especially coupled with the other transactions herein, is suspicious.
26	63. In contrast to Defendants White and Wade, the balance of stock held by all other
27	ITEX employees was 197,000 restricted shares. Thus, Defendants both lined their pockets with

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1	hundreds of thousands of dollars and allowed for the dilution of independent shareholders,
2	thereby increasing their voting control over ITEX, and rewarding officers and brokers under their
3	control.

4 Defendants sweep the streets by enacting the repurchase program

5	64. On March 9, 2010, Defendants authorized ITEX to engage in the $2 million
6	Repurchase Program, authorizing the repurchase of ITEX shares from shareholders. In enacting
7	the Repurchase Program, Defendants gave themselves carte blanche in the manner of share
8	repurchases for shares representing up to 14% of shares outstanding as of January 31, 2011
9	(assuming a $4 per share price). The Repurchase Program has no expiration date and may be
10	modified or discontinued by Defendants at any time.
11	65. Pursuant to the Repurchase Program, Defendants caused ITEX to repurchase
12	92,000 shares at a cost of $4.50 per share during the quarter ended April 30, 2011. Notably, for
13	large portions of this same time period ITEX stock traded as much as 5% below this price, and
14	presently trades more than 10% below this price.
15	66. By repurchasing 92,000 shares in one short quarter, Defendants eliminated
16	shareholders representing 2.5% of the shares outstanding. Again, this tactic gave Defendants a
17	substantial piggy bank (equal to approximately 15% of ITEX’s market capitalization) to buy off
18	dissent. Defendants have not disclosed the identities of shareholders involved in the repurchase
19	transactions.

20 At the same time Defendants cause ITEX to buy shares high, 21 they cause ITEX to sell shares low

22	67. At the same time that they was currying favor with select (now) former
23	shareholders by repurchasing shares at $4.50 a share, Defendants were selling shares to select
24	customers on the cheap via the Broker Private Placement. On March 30, 2011, Defendants sold
25	151,000 shares of ITEX common stock for $4.00 per share to nineteen members of the ITEX
26	Broker Network, the network of brokers who facilitate transactions by ITEX customers.
27

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1	68. In fact, Defendants did not even require that the brokers pay cash for the shares
2	they were sold. Rather, the purchase price is payable by six-year promissory notes with interest
3	accruing at 2.44% per annum, the applicable federal rate in effect as of the closing.
4	69. Moreover, the need for the Broker Private Placement at anything other than a
5	substantial premium is inexplicable considering ITEX held over $5 million in cash at the time of
6	these transactions and has no rational need for further liquidity. ITEX also has a large net
7	operating loss carry-forward to substantially offset future taxes.
8	70. The reasons Defendants engaged in a transaction so economically unbeneficial to
9	the Company is apparent when one considers the voting agreement attendant to this purchase,
10	which provided that the shares sold in the Broker Private Placement “will be voted in accordance
11	with the recommendations of the Board of Directors and an irrevocable proxy be given to the
12	corporate secretary of ITEX.” (Emphasis supplied). Thus, by the Broker Private Placement,
13	Defendants assured themselves that more than 4% of shares outstanding will be permanently
14	voted in accordance with their wishes.
15	71. Defendants did not solicit or obtain shareholder consent for the Broker Private
16	Placement.
17	72. Though the Broker Private Placement occurred on March 30, 2011, Defendants
18	did not disclose all the material terms of the transaction until June 7, 2011.
19	73. On April 27, 2011, Plaintiff sent Defendants a letter inquiring as to the terms of
20	the Broker Private Placement and demanding access to the corporate books and records to
21	inspect the terms of that transaction. Defendants ignored Plaintiff’s inspection demand and
22	never responded to it.
23	At the same time that they assured themselves of more shares to be voted in their favor,
24	Defendants restricted the rights of other shareholders to amass shares
25	74. At the same that Defendants entrenched themselves by improperly increasing
26	their share ownership and voting control, Defendants placed restrictions on the ability of other
27	shareholders to amass a substantial interest in the Company. On March 11, 2011, Defendants

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1	caused ITEX to adopt a so-called Shareholder Rights Agreement, known as a “poison pill,”
2	allowing the Company to take restrictive action in the event a shareholder or single group of
3	shareholders have beneficial ownership of more than 15% of the ITEX’s outstanding common
4	stock.
5	75. Tellingly, the group of shareholders with whom Plaintiff participated with in the
6	2010 proxy contest owned approximately 14.3% of ITEX’s common stock at the time the
7	Shareholder Rights Agreement was enacted, a percentage very close to the threshold under the
8	Shareholder Rights Agreement.
9	76. Defendants expressly excluded those shares owned pursuant to the Amended
10	Compensation Plan from the terms of the Shareholder Rights Agreement. The Shareholder
11	Rights Agreement expressly excludes from its operation:
12	(1) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or any Subsidiary of the Company, or any
13	Person organized, appointed or established by the Company and holding Common
14	Shares for or pursuant to the terms of any such employee benefit or compensation plan, (2) any Person who or which, alone or together with all Affiliates and
15	Associates of such Person, has become and is the Beneficial Owner of more than
15% of the Common Shares at the time outstanding solely as the result of (ii)

16	the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and
17	employees, (iii) any unilateral grant of any security by the Company to such Person or any acquisition directly from the Company of shares of its capital stock
18	by such Person
19
20
21	77. The Shareholder Rights Agreement’s definition of the term “Beneficial Owner,”
22	again excludes shares that Defendants vote as a result of the Broker Private Placement:
23	[N]othing contained in this clause (iii) shall cause an officer or director of the
24	Company to be deemed the Beneficial Owner of securities held of record by or in the capacity of the trustee, fiduciary or voting agent of any employee benefit,
25	equity incentive, compensation plan or any franchisee stock purchase plan of the Company or any Subsidiary of the Company for the benefit of any franchisee or
26	employee of the Company or any Subsidiary of the Company, other than the
27

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officer or director, by reason of any influence that such officer or director may
1	have over the voting of the securities held in the plan.

2

78	.	Thus, even though Defendants may obtain shares under the Amended
3

Compensation Plan and vote shares under the Broker Private Placement, these shares do not
4

count toward the poison pill’s 15% threshold. In effect, Defendants have assured that they can
5

easily obtain voting rights well in excess of 15% of shares outstanding while every other
6

shareholder or group of shareholders cannot.
7

79	.	On information and belief, Defendants failed to engage a financial advisor in
8

connection with the Amended Compensation Plan, the Repurchase Program or the Broker
9

Private Placement, and failed to adequately assure that ITEX received reasonable value for such
10

transactions. In the past, when Defendants have employed a financial advisor, they have so
11

disclosed. For example, after ITEX was presented with an exchange offer by a shareholder, on
12

May 1, 2008, ITEX announced that Defendants had retained the services of Montgomery & Co.
13

as the Board’s financial advisor. ITEX’s recent SEC filings contain no such disclosures.
14

80	.	In addition, by the transactions at issue, Defendants consolidated their control
15

over the Company without recourse to a tender offer which would have been subject to the
16

Williams Act. Instead of subjecting themselves to such strictures, Defendants engaged in the
17

self-dealing entrenching actions described herein.
18

Derivative and demand-futility allegations
19

81	.	Plaintiff brings this action derivatively on behalf of ITEX to redress injuries
20

suffered, and yet to be suffered, by the Company as a direct and proximate result of the breaches
21

of fiduciary duty and other wrongdoing.
22

82	.	Plaintiff Polonitza is an owner of approximately 3.5% of ITEX’s outstanding
23

common stock, and has been an owner of substantial amounts of ITEX common stock prior to
24

and during the entire Relevant Period.
25

83	.	Plaintiff will adequately and fairly represent the interests of the Company and its
26

shareholders in enforcing and prosecuting ITEX’s rights. This action is not a collusive one to
27

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1	confer jurisdiction on a court that it would not otherwise have.
2	84. At the time this action was commenced, the Board consisted of three directors:
3	Defendants White, Best, and Wade.
4	85. Demand is futile on the Defendants because each Defendant played a central role
5	in the breaches of fiduciary duty, including entrenchment and nepotism, alleged herein and each
6	Defendant faces a substantial likelihood of personal liability as a result of their actions and
7	conscious failures to act. The misconduct complained of herein was not, and could not have
8	been, an exercise of good-faith business judgment. Indeed, when Plaintiff made informal efforts
9	at reforming ITEX’s corporate governance, and when he made a demand to inspect certain books
10	and records, he was rebuffed or ignored.
11	86. Each of Defendants is incapable of independently and disinterestedly considering
12	a demand to commence and vigorously prosecute this action against himself and his co-
13	Defendants. As discussed in paragraphs 27-42, above, Defendants have an extensive history
14	aiding one another in business ventures outside of ITEX, and using ITEX funds to help such
15	ventures. Indeed, from August 2005 to July 2010, Defendants or entities under their control
16	received over $320,000 via related party transactions, including approximately $100,000 paid to
17	Morse Best. These amounts are over and above substantial cash compensation and stock option
18	grants Defendants received for being Board members.
19	87. In prior statements to shareholders, Defendants have attempted to avoid
20	disclosure of Defendant Wade’s employment by Defendant Best at Mercent Corp. In their 2008,
21	2009, and preliminary 2010 proxy materials, Defendants omitted this information from both the
22	summary of Defendant Wade’s employment information and from his more detailed biography.
23	88. Finally, Defendant White, without disclosure to shareholders, caused ITEX to hire
24	his son. As noted, the terms of this hiring have not been disclosed and, accordingly, are
25	unknown to Plaintiff.
26	89. The pattern and practice of the Defendants’ breaches of their fiduciary duties to
27	the Company and its shareholders subjects, and will persist in subjecting, ITEX to harm because

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1 the adverse consequences of the injurious effects are ongoing.

2 COUNT I

3 Breach of fiduciary duty and/or aiding and abetting

4 (against all defendants)

5	90. Plaintiff incorporates by reference the allegations contained in each preceding
6	paragraph as if fully set forth herein.
7	91. As alleged in detail herein, each of the Defendants had fiduciary duties to exercise
8	their directorial powers in good faith and with a view to the interests of the corporation. This
9	includes behaving in a manner calculated to benefit the Company and refraining from unduly
10	benefiting themselves and other Defendants at the expense of the Company and its shareholders.
11	92. In breach of their fiduciary duties of loyalty, good faith, candor, and care,
12	Defendants agreed to and did participate with and/or aided and abetted one another in a
13	deliberate course of action designed to divert corporate assets to themselves and/or other insiders
14	in a manner to benefit Defendants and to ensure their voting control over ITEX. Defendants
15	breached their fiduciary duties by entering into a series of transactions calculated at suppressing
16	the rights of shareholders, including transactions that failed to provide the Company with
17	reasonable value and restricted the purchasing activities of other shareholders, as set forth above.
18	In taking these actions, Defendants lacked reasonable grounds to believe that a threat to
19	corporate policy and effectiveness exists, and their actions were thus unreasonable in relation to
20	a nonexistent threat.
21	93. Defendants’ determination of the adequacy of consideration for the subject
22	transactions was a mere pretext to furthering their entrenchment. Defendants’ misconduct was
23	not, and could not have been, an exercise of good faith business judgment. Rather, it was
24	intended to, and did, unduly benefit themselves at the expense of the Company and was made
25	without any reasonable efforts to ensure the Company’s interests were protected.
26	94. As a direct and proximate result, the Company has sustained damages.
27

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1	COUNT II
2	Abuse of control
3	(against all defendants)

4	95. Plaintiff incorporates by reference the allegations contained in each preceding
5	paragraph as if fully set forth herein.
6	96. The Defendants employed the alleged systematic misconduct for the purpose of
7	maintaining and entrenching themselves in their positions of power, prestige and profit at, and
8	control over ITEX, and to continue to receive the substantial benefits, salaries and emoluments
9	associated with their positions at ITEX.
10	97. Defendants’ conduct constituted an abuse of their ability to control and influence
11	ITEX.
12	98. As a direct and proximate result, the Company has sustained damages.

13	COUNT III
14	Gross mismanagement
15	(against all defendants)

16	99. Plaintiff incorporates by reference each allegation contained in the preceding
17	paragraph as if fully set forth herein.
18	100. Defendants had a duty to ITEX and its shareholders to prudently supervise,
19	manage and control the Company’s operations and business.
20	101. Defendants, by their actions and by engaging in the wrongdoing described herein,
21	abandoned and abdicated their responsibilities and duties with regard to prudently managing the
22	businesses of ITEX in a manner consistent with the duties imposed upon them by law. By
23	committing the misconduct alleged herein, Defendants breached their duties of due care,
24	diligence and candor in the management and administration of ITEX’s affairs and in the use and
25	preservation of its assets.
26	102. During the course of the discharge of their duties, Defendants knew or recklessly
27	disregarded the unreasonable risks and losses associated with their misconduct, yet Defendants

L AW O FFICES OF
C LIFFORD A. C ANTOR , P.C.

VERIFIED SH’HOLDER DERIV. COMPLAINT	- 27 -	627 208th Ave. SE
Sammamish, WA 98074-7033
Tel: (425) 868-7813 Ï Fax: (425) 868-7870

1	caused ITEX to engage in the scheme complained of herein which they knew had an
2	unreasonable risk of damage to ITEX, thus breaching their duties to the Company. As a result,
3	Defendants grossly mismanaged ITEX.
4	103. As a direct and proximate result, the Company has sustained damages.

5	COUNT IV
6	Corporate waste
7	(against all defendants)

8	104. Plaintiff incorporates by reference each allegation contained in each preceding
9	paragraph as if fully set forth herein.
10	105. By failing to properly consider the interests of the Company and its shareholders,
11	by failing to conduct proper supervision, and by giving away many hundreds of thousands of
12	dollars to Defendants, ITEX Brokers, and Defendant White’s family member via the self-
13	interested transactions identified above, Defendants have caused ITEX to waste valuable
14	corporate assets.
15	106. As a direct and proximate result, the Company has sustained damages.

16

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18

COUNT V

Restitution / unjust enrichment

(against all defendants)

19	107. Plaintiff incorporates by reference each allegation contained in each preceding
20	paragraph as if fully set forth herein.
21	108. Defendants were unjustly enriched by their receipt and retention of benefits due to
22	their misconduct in the form of self-interested transactions and the proceeds they received
23	therefrom, as alleged herein, and it would be unconscionable to allow them to retain the benefits
24	thereof.
25	109. To remedy Defendants’ improper gains and to avoid unjust enrichment, the Court
26	should order them to disgorge to the Company and/or make restitution of all funds they have
27	received in self-interested transactions during the Relevant Period.

L AW O FFICES OF
C LIFFORD A. C ANTOR , P.C.

VERIFIED SH’HOLDER DERIV. COMPLAINT	- 28 -	627 208th Ave. SE
Sammamish, WA 98074-7033
Tel: (425) 868-7813 Ï Fax: (425) 868-7870

1 PRAYER FOR RELEIF

2	Plaintiff, on behalf of ITEX, requests relief as follows:
3	A. For rescission of the transactions at issue herein;
4	B. For damages against and/or restitution from Defendants in an amount to be
5	proven at trial;
6	C. For removal of each Defendant found to have breached a fiduciary duty to the
7	Company;
8	D. For return of all compensation paid by the Company to each Defendant found to
9	have breached a fiduciary duty to the Company to the maximum extent permitted by law;
10	E. For attorneys’ fees to the extent permissible;
11	F. For costs of suit incurred herein;
12	G. For pre-judgment and post-judgment interest to the extent permissible;
13	H. For other or further relief as the Court may deem just, equitable, or proper.

14 JURY DEMAND

15	Plaintiff hereby demands a trial by jury for all causes and issues so triable.
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Dated September 7, 2011

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VERIFIED SH’HOLDER DERIV. COMPLAINT

Respectfully submitted,

LAW OFFICES OF CLIFFORD A. CANTOR, P.C.

By: s/ Cliff Cantor, WSBA # 17893 627 208th Ave. SE

Sammamish, WA 98074-7033 Tel: (425) 868-7813 Fax: (425) 732-3752

THE WAGNER FIRM Avi Wagner

1801 Ave. of the Stars, Suite 307 Los Angeles, CA 90067 Tel: (310) 491-7949 x1 Fax: (310) 694-3967

L AW O FFICES OF
C LIFFORD A. C ANTOR , P.C.

- 29 -	627 208th Ave. SE
Sammamish, WA 98074-7033
Tel: (425) 868-7813 Ï Fax: (425) 868-7870

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VERIFIED SH’HOLDER DERIV. COMPLAINT

GLANCY BINKOW & GOLDBERG, LLP Peter A. Binkow Coby M. Turner 1801 Ave. of the Stars, Suite 311 Los Angeles, CA 90067 Tel: (310) 201-9150 Fax: (310) 201-9160

Counsel for Plaintiff

L AW O FFICES OF
C LIFFORD A. C ANTOR , P.C.

- 30 -	627 208th Ave. SE
Sammamish, WA 98074-7033
Tel: (425) 868-7813 Ï Fax: (425) 868-7870

09/07/2011 11:23 FAX 001/001

**VERIFICATION OF COMPLAINT**

I, David Polonitza, am the named plaintiff in this action brought derivatively on behalf of Nominal Defendant ITEX Corp. I have read this verification as well as the Verified Shareholder Derivative Complaint. As to those allegations of which I have personal knowledge, I believe them to be true. As to those allegations of which I do not have personal knowledge, I rely on my counsel and their investigation and for that reason believe them to be true. I am a current ITEX shareholder and have been an ITEX shareholder throughout the period in which the wrongful conduct as alleged in this complaint occurred.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 7th day of September, 2011 at Westfield, New Jersey.

David Polonitza

VERIFIED SH'HOLDER DERIV. COMPLAINT - 31 -